Exhibit 10.24

September 9, 2008

Mike Steinharter

[Address]

_____________________

Dear Mike:

This letter (“Agreement and Release”), upon your signature, confirms the entire agreement between Serena Software, Inc. (“Serena”) and you regarding the terms of your separation from employment with Serena.

1) Your last day of employment will be September 5, 2008 (“Separation Date”). Regardless of whether you sign this Agreement and Release, Serena will do the following:

a.	Pay you all earned salary and accrued vacation through your Separation Date on or before the Separation Date.

b.	Continue your medical, dental, vision and employee assistance program (EAP) benefits through September 30, 2008. You will have the option to continue your medical, dental, vision and/or EAP benefits under COBRA. COBRA continuation forms will be sent to you shortly by our third-party administrator.

c.	Discontinue your insurance coverage for life, accidental death & dismemberment, and disability coverage and your participation in all of Serena’s other benefit plans and programs effective upon your Separation Date. However, you will have the option of converting your life insurance to a private plan. Serena’s Human Resources Department will provide life insurance conversion forms and instructions to you.

d.	All stock options granted to you under the Serena 2006 Stock Incentive Plan will cease to vest as of your Separation Date. The portion of your stock options that have not vested as of your Separation Date will terminate and cease to be exercisable as of the Separation Date in accordance with the terms of the Serena 2006 Stock Incentive Plan and respective stock option agreements.

e.	Pursuant to the Management Stockholders Agreement dated March 7, 2006, Serena will exercise its right to purchase your Call Shares and Call Options on the applicable Call Date for the Call Share Price and Call Option Price, respectively. The Call Share Price and Call Option Price will be paid following six months and one day following the Separation Date. Defined terms used in this subparagraph (e) will have the same meanings as set forth in the Management Stockholders Agreement dated March 7, 2006.

Mike Steinharter

September 9, 2008

2) As a condition to receiving any severance benefits described under your employment offer letter dated December 11, 2006, and subject to your continued observation and performance of your on-going obligations to Serena and its affiliates under the terms of this Agreement and Release (including but not limited to those obligations set forth in Sections 6 through 10 below), Serena will provide you with the following severance benefits:

a) Serena will continue to pay you your base salary over a period of eighteen (18) months following the Separation Date, payable on a semi-monthly basis in accordance with Serena’s usual and customary payroll practices, commencing on the first regularly scheduled payroll date following the effective date of this Agreement and Release. The semi-monthly payments will be in the amount of $11,458.33, less any applicable payroll taxes, deductions and tax withholdings.

3) On behalf of yourself, your agents and assigns, in consideration for Serena’s obligations under this Agreement and Release, you hereby waive and release any and all claims, whether known or unknown, that you have against Serena and its predecessors, subsidiaries, affiliates and related entities and their respective officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or out of your employment with and/or the termination of your employment with Serena. These claims include, but are not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The California Fair Employment and Housing Act, as amended; The California Family Rights Act, as amended; any other federal, state or local discrimination, harassment, civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; and any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Nothing herein is intended to release any claim that is unwaivable by law or governmental regulation.

4) You also acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by you to exist and agree that it is your intention to fully settle and release such claims, whether known or unknown, that may exist as of the time you sign this Agreement and Release. You therefore waive your rights under Section 1542 of the Civil Code of California, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

You acknowledge that you have read this Agreement and Release, including the waiver of California Civil Code Section 1542, and understand you may later discover facts different from or in addition to those known or now believed to be true with respect to the matters released or described in this Agreement and Release. You agree that the release and agreements contained in this Agreement and Release shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts.

Mike Steinharter

September 9, 2008

5) You affirm that you have been paid and have received all leave (paid and unpaid), compensation, salary, wages, bonuses, commissions and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, salary, wages, bonuses, commissions and any benefits are due to you, except as provided in this Agreement and Release. Serena will reimburse you for reasonable and customary business expenses incurred prior to the Separation Date pursuant to the terms of Serena’s Business Expense Policy, provided that you submit a completed expense reimbursement form and supporting documentation no later than 30 days following the Separation Date. In addition, Serena will continue to reimburse you for reasonable cell phone and fax transmission charges incurred by you during the three month period following the Separation Date, provided that you submit reasonable supporting documentation for such charges. You further affirm that you have no known workplace injuries or occupational diseases, other than any injuries or diseases that have been previously reported.

6) You agree to continue to abide by the terms of the Agreement Regarding Confidential Information and Assignment of Inventions between you and Serena (“Confidentiality Agreement), including, without limitation, your obligations regarding Confidential Information under Article I, your obligations regarding Inventions under Article II, and your non-solicitation obligations under Article III. The foregoing provisions are incorporated herein, and all defined terms used in this paragraph shall have the same meanings as set forth in the Confidentiality Agreement.

7) You agree that you will return to Serena on or before the Separation Date all Serena property within your possession, custody or control, including any confidential and proprietary information (including, without limitation, customer lists, customer licensing and support information, sales and forecast information, operating plan and budget information, employee lists and organizational charts, board presentations, etc.), whether in hardcopy or electronic form; and keys and access badges. You will be entitled to retain your laptop computer and PDA, provided that you delete from these devices any and all confidential and proprietary information of Serena.

8) You agree to refrain from any defamation, libel or slander of Serena and its subsidiaries, affiliates, related entities, management, practices, operations, and past or present officers, directors, investors, shareholders or employees, and any tortuous interference with the contracts, relationships and prospective economic advantage of Serena. You agree that any breach of this covenant would irreparably injure Serena, and Serena shall have the right to obtain an injunction against you from a court of competent jurisdiction restraining you from any further breach of this covenant. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process, provided that you provide Serena with prompt prior written notice of the required disclosure and an opportunity to seek a protective order or other appropriate remedy.

Mike Steinharter

September 9, 2008

9) You agree that your right to receive severance benefits under this Agreement and Release shall be conditioned upon you not performing any function or service, whether as a director, officer, employee, consultant, agent, advisor or otherwise, for any entity that is a Competing Business. In the event that you perform any function or service for a Competing business at any time during the eighteen (18) month period commencing on the Separation Date, you agree that Serena shall have the right to immediately cease any further payments and/or provision of severance benefits to you under this Agreement and Release. As used herein, a “Competing Business” is any entity that is in the business of developing, marketing, selling or providing services for application lifecycle management, project and/or portfolio management, software change management, requirements management and business process management, including, without limitation, Compuware, Borland, MKS, Computer Associates, IBM Rational Software, Perforce Software, Quest Software, CollabNet and Planview. You expressly acknowledge and agree that the terms of the foregoing restrictive covenant, including the period of time and the unlimited geographic area, are reasonable in view of (i) your receipt of significant cash payments under this Agreement and Release, (ii) the geographic scope and nature of the business in which Serena and its affiliates are engaged, (iii) your knowledge of the business Serena and its affiliates, and (iv) your relationships with the clients of Serena and its affiliates and your role in establishing the goodwill inherent in Serena’s relationships with such clients. You understand and agree that even though severance benefits will not continue, your obligations under Section 6 shall continue and be ongoing.

10) You acknowledge that your continuing obligations to Serena and its affiliates under this Agreement and Release are a material part of this Agreement and Release. In the event that you breach any covenant contained in this Agreement and Release, Serena and its affiliates may immediately cease any further provision of severance benefits.

11) Except with regard to Sections 6, 8 and 10 above, you agree that any dispute applicable to this Agreement and Release shall be submitted to and resolved through binding arbitration pursuant to the terms of the Binding Arbitration Agreement between you and Serena.

12) This Agreement and Release sets forth the entire agreement between the parties hereto, and fully supercedes my letter of September 5, 2008 and any prior agreements or understandings between the parties, except the Confidentiality Agreement, the Binding Arbitration Agreement and any benefit plans applicable to COBRA continuation. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and Release, except for those set forth in this Agreement and Release.

13) This Agreement and Release shall be governed and conformed in accordance with the laws of the state in which you were employed at the time of your last day of employment without regard to its conflict of laws provision.

Mike Steinharter

September 9, 2008

14) This Agreement and Release may not be modified, altered or changed except upon express written consent of both Serena and you wherein specific reference is made to this Agreement and Release.

15) You have up to 21 days from the date of your receipt of this letter, or September 30, 2008, to accept the terms of this Agreement and Release, although you may accept it at any time within those 21 days. You are advised to consult an attorney about whether or not to sign this Agreement and Release.

16) To accept this Agreement and Release, please date and sign this letter and return it to me no later than September 30, 2008. Once you do so, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to me a written statement of revocation no later than seven (7) days after you execute this Agreement and Release. If you do not submit your revocation to me, then the eighth day after your execution of this Agreement and Release will be the “effective date” of this Agreement and Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which you were employed at the time of your last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If you revoke this Agreement and Release, you will have no right or entitlement to any of the severance benefits described herein.

I wish you success in your future and professional efforts.

Sincerely,

/s/ Edward Malysz
Edward Malysz
Senior Vice President, General Counsel

Acknowledgement and Acceptance:

By signing this Agreement and Release, I acknowledge that I have been advised to review this Agreement and Release with an attorney before signing it, and have had the opportunity to review this Agreement and Release with an attorney of my choice, or have done or voluntarily chosen not to do so; that I have read the and fully understand the terms of the Agreement and Release; and that I hereby voluntarily agree to them.

Dated: 9/11/08	Signed:	/s/ Michael R. Steinharter
Michael Steinharter